Exhibit 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED. CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH [***].

DATED	19th August 2026

(1) RECKITT BENCKISER HEALTHCARE (UK) LIMITED

- and -

(2) INDIVIOR UK LTD

DEED OF VARIATION AND TERMINATION relating to the copacker supply agreement dated 23 December 2014, as amended on 29 March 2019.

CONTENTS

2.    AMENDMENTS    1
3.    CONFIRMATION AND TERMINATION    1
4.    CONDITIONS PRECEDENT    2
5.    ADDITIONAL VOLUME    2
6.    RELEASE AND WAIVER    2
7.    CONFIDENTIALITY    3
8.    MISCELLANEOUS PROVISIONS    3

THIS DEED is made on 19th August 2026
BETWEEN
(1)    RECKITT BENCKISER HEALTHCARE (UK) LIMITED, a company incorporated and registered in England and Wales with number 00261312 which has its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH ("Supplier"); and
(2)    INDIVIOR UK LIMITED, a company incorporated and registered in England and Wales with number 07183451 which has its registered office at The Chapleo Building Henry Boot Way, Priory Park, Hull, HU4 7DY ("Buyer").
The Supplier and Buyer also shall individually be known as “Party” and together as the “Parties”.
BACKGROUND
A    The Parties entered into an agreement dated 23 December 2014, and amended on 29 March 2019, for the manufacture and supply of pharmaceutical products ("Original Agreement").
B.    Notice was served by the Buyer to the Supplier in a letter dated to terminate the Original Agreement with effect from 31 December 2027.
C.After a review of its business strategy, the Buyer no longer wishes the Supplier to manufacture and supply the products prescribed by the Original Agreement with effect from the Termination Date.
D.The Parties wish to set out in this Agreement the terms and conditions that would apply in respect of the Buyer’s wish for an earlier termination to the Original Agreement

IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Words and expressions defined in the Original Agreement shall apply to this deed unless the context clearly dictates otherwise.
1.2This deed incorporates the schedule to it.
2.AMENDMENTS
2.1The Parties agree to amend the Original Agreement as follows:
2.2Definitions
2.3Actual Volume: means the total volume of consumer units of the Product manufactured, QA released and delivered by the Supplier to the Buyer on or before the Termination Date, in respect of purchase orders placed by the Buyer in the period commencing on 1 January 2026 and expiring on the Termination Date;

2.4Additional Volume: the incremental volume of up to [***] consumer units of the Products that the Buyer has requested the Supplier to manufacture and supply to it by the Termination Date:
2.5Minimum Volume: means [***] consumer units of the Product
2.6Termination Date: means 15 January 2027
3.CONFIRMATION AND TERMINATION
3.1Subject to clause 2.2, the Parties agree and declare that 4,:
3.1.1the Original Agreement shall continue in full force and effect as supplemented, amended, deleted or varied by this deed until the Termination Date;
3.1.2in the event of a conflict between the terms of this deed and the Original Agreement, the terms of this deed shall govern; and
3.1.3the Original Agreement (as supplemented, amended, deleted or varied by this deed) is terminated with effect from the Termination Date.
3.1.4This clause 3.1 of this Agreement shall not take effect unless and until all of the conditions precedent set out in clause 4 below have been fulfilled in their entirety by the Buyer.
4.CONDITIONS PRECEDENT
4.1The Buyer shall pay the Supplier the following amounts:
4.1.1the costs to the Supplier for the impact of the under absorption resulting from producing lesser volumes of the Product as compared to the terms of the Original Agreement, (the “Under Absorption Impact Cost”) such amount to be calculated as follows: (Minimum Volume minus Actual Volume) multiplied by [***], it being acknowledged that the Actual Volume is measured as at the Termination Date and accordingly only Product manufactured, QA released and delivered on or before the Termination Date shall count towards the Actual Volume. By way of worked example only: Minimum Volume [***] minus Actual Volume [***] = shortfall of [***] consumer units; [***];
4.1.2[***] in respect of the residual depreciation costs that remain outstanding as at the Termination Date, (”Recovery of Asset Investment Cost”);
4.1.3[***] in respect of costs for equipment removal and making good of the area of manufacture (the “Asset Disposal Cost”),in consideration of which the Supplier shall remove its equipment and make good the area of manufacture to a reasonable condition;
4.1.4[***] in respect of redundancy costs, (the “Redundancy Cost”); except that to the extent any of the Supplier’s employees to whom TUPE applies transfers his/her employment to the Supplier or its new third party supplier of the Products as a direct result of TUPE (“TUPE Transferring Employee”), the Supplier shall reimburse to the Buyer the redundancy cost that was allocated to any such TUPE Transferring Employee within 30 days of completion of the TUPE employment transfer but only to the extent the Buyer has not utilised all the Redundancy Cost in which case such reimbursement obligation shall be limited to a maximum of the balance of the Redundancy Cost;

4.1.5[***] in respect of incentive costs for the Supplier’s employees to endeavour to meet the manufacture of the Additional Volume by the Termination Date (the “Incentive Cost”);
4.1.6An additional [***] in respect of incentive costs that would be payable in the event the Supplier manufactures and releases the Additional Volume by no later than 18th December 2026 (the “ Additional Incentive Cost”); and
4.1.7any and all additional sums that the Supplier notifies to the Buyer within 10 Business Days following the Terminate Date, in respect of reasonable costs incurred by the Supplier pursuant to any third party agreements impacted by the termination of the Original Agreement (“Other Third Party Costs”), provided that (i) the Supplier provides the Buyer with supporting invoices or other reasonable evidence of such costs if requested to do so by the Buyer, (ii) such costs relate only to the third party agreements/arrangements that relate exclusively to the manufacture and supply of the Products including their storage and logistics, and (iii) the Buyer’s aggregate liability under this clause shall not exceed [***];
4.1.8all sums costs set out in this clause 4.1 are exclusive of VAT which shall be payable by the Buyer to the Supplier in addition if applicable.
4.2The Buyer shall pay to the Supplier the sums set out in clause 4.1 (including VAT if applicable) within 30 Business Days of the Buyer’s receipt of an invoice from the Supplier for such amounts. The payment to be made under this clause shall to the Supplier’s bank account as such is set out in the invoice. The Supplier shall issue such invoice to the Buyer no later than 30 days following the Termination Date.
4.3For the avoidance of doubt, the Buyer’s obligations as set out in the supplemental letter dated 8 July 2026 shall remain in full force and effect and the cap on liability set out in clause 4.1.7 shall not apply in respect of the Buyer’s obligations set out in such supplemental letter.
5.ADDITIONAL VOLUME
6. 5.1    Subject to clause 5.2, the Supplier shall endeavour to manufacture and supply to the Buyer the Additional Volume by the 18th of December 2026. For the avoidance of doubt the parties acknowledge that such manufacture and supply may not be concluded prior to the Termination Date
7. 5.2    The Supplier’s obligations as set out in clause 14.3.2 of the original agreement in respect of OTIF and in respect of any and all key performance Indications (“KPI’s) shall not apply in respect of the Additional Volume. For the avoidance of doubt, the Additional Incentive Cost shall only be payable if the Supplier manufactures and completes QA release of the Additional Volume by the date specified in clause 4.1.6.
8. 5.3    Save as varied in this Deed, all other terms of the Original Agreement shall continue in full effect until the Termination Date, with any clauses that survive termination as set out in the Original Agreement remaining in effect following the Termination Date
9.RELEASE AND WAIVER
9.1Termination of the Original Agreement shall not affect or prejudice any claim or demand that either party may have against the other under or in connection with the Original Agreement arising before the Termination Date or any clauses that survive termination.

10.CONFIDENTIALITY
10.1Both parties shall keep confidential and shall not disclose to any third party (other than its advisers who are under a duty of confidence) the terms of this deed.
10.2The prohibition in the preceding clause shall not apply to the extent that disclosure is required by law, by any government or other regulatory authority, or by a court or other authority of competent jurisdiction, provided that, to the extent is it legally permitted to do so, the disclosing party gives the other party as much notice of this disclosure as possible.
11.MISCELLANEOUS PROVISIONS
11.1This deed and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.
11.2The Parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).
11.3If any provision (or part of any provision) of this deed is, or becomes illegal, invalid or unenforceable in any respect: (a) it shall not affect or impair the legality, validity or enforceability of any other provision of this deed; and (b) the parties shall negotiate in good faith to amend such provision (or part provision), such that as amended it is legal, valid and enforceable and to the greatest extent possible achieves the parties' original commercial intention.
11.4Nothing in this deed is intended or shall be construed as creating a partnership, joint venture, the relationship of principal and agent, or any other legal relationship between the parties that would impose liability upon one party for the act or failure to act of any of the others. No party has authority or power to make representations or bind any of the others in any way.
11.5This deed may be executed in any number of counterparts, and by the parties as separate counterparts, but will not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this deed, but all the counterparts shall together constitute one and the same deed.
11.6The Original Agreement and this deed constitute the entire agreement and understanding between the parties in respect of their subject matter (or any of them). Each party acknowledges to the others (and shall execute this deed in reliance on such acknowledgement) that it has not been induced to enter into this deed by, nor relied on, any representation or warranty.

Executed as a deed with effect from the date specified at the beginning of it.

Executed as a deed, but not delivered until the first date specified on page 1, by RECKITT BENCKISER HEALTHCARE (UK) LIMITED by a director in the presence of a witness:	))))	Signature	/s/ Jay Jackson 9 Sep 2026

		Name (block capitals)	Jay Jackson
Director
Witness signature	/s/ Matthew Stott 9 Sep 2026

Witness name	Matthew Stott
(block capitals)

Witness address	Dansom Lane

Hull

HU8 7DS

Executed as a deed, but not delivered until the first date specified on page 1, by INDIVIOR UK LIMITED, by a director in the presence of a witness:	))))	Signature	/s/ Adam Wilson 3 Sep 2026

		Name (block capitals)	Adam Wilson
Director
Witness signature	/s/ Alice Givens 3 Sep 2026

Witness name	Alice Givens
(block capitals)

Witness address	10710 Midlothian

Turnpike, Suite 125

Richmond -VA 23235 USA